SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 2)*

                             SIGA Technologies, Inc.
                           --------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.0001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  82 6917-10-6
                                 --------------
                                 (CUSIP Number)

                                December 31, 2002
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ]        Rule 13d-1(b)
       [X]        Rule 13d-1(c)
       [ ]        Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
CUSIP NO. 82 6917-10-6                                            Page 2 of 10
-----------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     JMJ Capital, Inc.
-----------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [X]
                                                          (b) [ ]
-----------------------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Illinois
-----------------------------------------------------------------------------
NUMBER OF      5    SOLE VOTING POWER

SHARES              N/A
               --------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY            N/A
               --------------------------------------------------------------
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           N/A
               --------------------------------------------------------------
PERSON         8    SHARED DISPOSITIVE POWER

WITH                N/A
-----------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     N/A
-----------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   [ ]
-----------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Less than 5%
-----------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     CO
-----------------------------------------------------------------------------

                                  SCHEDULE 13G
CUSIP NO. 82 6917-10-6                                            Page 3 of 10
-----------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     EURAM Cap Strat. "A" Fund Limited
-----------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [X]
                                                          (b) [ ]
-----------------------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      5    SOLE VOTING POWER

SHARES              N/A
               --------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY            N/A
               --------------------------------------------------------------
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           N/A
               --------------------------------------------------------------
PERSON         8    SHARED DISPOSITIVE POWER

WITH                N/A
-----------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     N/A
-----------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   [ ]
-----------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Less than 5%
-----------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     CO
-----------------------------------------------------------------------------

                                  SCHEDULE 13G
CUSIP NO. 82 6917-10-6                                            Page 4 of 10
-----------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     Cranshire Capital, L.P.
-----------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [X]
                                                          (b) [ ]
-----------------------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Illinois
-----------------------------------------------------------------------------
NUMBER OF      5    SOLE VOTING POWER

SHARES              N/A
               --------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY            N/A
               --------------------------------------------------------------
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           N/A
               --------------------------------------------------------------
PERSON         8    SHARED DISPOSITIVE POWER

WITH                N/A
-----------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     N/A
-----------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   [ ]
-----------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Less than 5%
-----------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
-----------------------------------------------------------------------------

                                  SCHEDULE 13G
CUSIP NO. 82 6917-10-6                                            Page 5 of 10
-----------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     Downsview Capital, Inc.
-----------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [X]
                                                          (b) [ ]
-----------------------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Illinois
-----------------------------------------------------------------------------
NUMBER OF      5    SOLE VOTING POWER

SHARES              N/A
               --------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY            N/A
               --------------------------------------------------------------
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           N/A
               --------------------------------------------------------------
PERSON         8    SHARED DISPOSITIVE POWER

WITH                N/A
-----------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     N/A
-----------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   [ ]
-----------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Less than 5%
-----------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     CO
-----------------------------------------------------------------------------

                                  SCHEDULE 13G
CUSIP NO. 82 6917-10-6                                            Page 6 of 10
-----------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     Mitchell P. Kopin
-----------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [X]
                                                          (b) [ ]
-----------------------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
-----------------------------------------------------------------------------
NUMBER OF      5    SOLE VOTING POWER

SHARES              N/A
               --------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY            N/A
               --------------------------------------------------------------
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           N/A
               --------------------------------------------------------------
PERSON         8    SHARED DISPOSITIVE POWER

WITH                N/A
-----------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     N/A
-----------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   [ ]
-----------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Less than 5%
-----------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
-----------------------------------------------------------------------------

                                  SCHEDULE 13G
CUSIP NO. 82 6917-10-6                                            Page 7 of 10

Item 1(a). Name of Issuer:

          SIGA Technologies, Inc. (the "Issuer")

Item 1(b). Address of Issuer's Principal Executive Offices:

          420 Lexington Avenue, Suite 620
          New York, New York 10170

Item 2(a). Name of Persons Filing

Items 2(b) Address of Principal Business Office and Citizenship:
and (c).

          JMJ Capital, Inc.
          666 Dundee Road, Suite 1901
          Northbrook,  IL 60062
          Illinois corporation

          EURAM Cap Strat. "A" Fund Limited
          c/o JMJ  Capital, Inc.
          666 Dundee Road, Suite 1901
          Northbrook, IL 60062
          Cayman Islands exempted company

          Cranshire  Capital, L.P.
          666 Dundee Road, Suite 1901
          Northbrook, IL 60062
          Illinois limited partnership

          Downsview  Capital, Inc.
          666 Dundee Road, Suite 1901
          Northbrook, IL 60062
          Illinois corporation

          Mitchell P. Kopin
          666 Dundee Road, Suite 1901
          Northbrook, IL 60062
          U.S. Citizen


Item 2(d). Title of Class of Securities:

          Common Stock, par value $.0001 per share, of the Issuer (the "Common Stock")

Item 2(e). CUSIP Number:

          82 6917-10-6

                                  SCHEDULE 13G
CUSIP NO. 82 6917-10-6                                            Page 8 of 10
Item 3. N/A

Item 4. Ownership.

          (a) Amount beneficially owned:

               N/A

          (b)  Percent of class:

               Less than 5%

          (c)  Number of shares to which such person has:

               (i) Sole power to vote or direct the vote: N/A

               (ii) Shared power to vote or direct the vote: N/A

               (iii) Sole power to dispose or to direct the disposition of: N/A

               (iv) Shared power to dispose of or direct the disposition of: N/A

Item 5. Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

          JMJ Capital, Inc., EURAM Cap Strat. "A" Fund Limited, Cranshire Capital, L.P., Downsview Capital, Inc. and Mitchell P. Kopin have ceased to be the owners of more than 5% of the outstanding Common Stock of this issuer.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

          N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported By the Parent Holding Company.

          N/A

Item 8. Identification and Classification of Members of the Group.

          N/A

Item 9. Notice of Dissolution of a Group.

          N/A

Item 10. Certification.

                                  SCHEDULE 13G
CUSIP NO. 82 6917-10-6                                            Page 9 of 10

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G
CUSIP NO. 82 6917-10-6                                            Page 10 of 10

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 6, 2003



                                EURAM CAP STRAT. "A" FUND LIMITED

                                By: JMJ Capital, Inc.,
                                    its Investment Manager


                                By:/s/ Mitchell P. Kopin
                                   ------------------------------
                                     Mitchell P. Kopin


                                JMJ CAPITAL, INC.


                                By:/s/ Mitchell P. Kopin
                                  -------------------------------
                                     Mitchell P. Kopin, President


                                CRANSHIRE CAPITAL, L.P.

                                By: Downsview Capital, Inc.,
                                    its General Partner

                                By:/s/ Mitchell P. Kopin
                                  -------------------------------
                                     Mitchell P. Kopin, President


                                DOWNSVIEW CAPITAL, INC.


                                By:/s/ Mitchell P. Kopin
                                  -------------------------------
                                     Mitchell P. Kopin, President


                                /s/ Mitchell P. Kopin
                                --------------------------------
                                Mitchell P. Kopin